                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G
                                (Rule 13d-102)

                INFORMATION TO BE INCLUDED IN STATEMENTS FILED
            PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS
                      THERETO FILED PURSUANT TO 13d-2(b)
                              (Amendment No. __)*



                             NOVAMED EYECARE, INC.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                    COMMON STOCK, par value $.01 per share
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  66986W 10 8
--------------------------------------------------------------------------------
                                (CUSIP Number)

                               December 31, 1999
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

   [ ] Rule 13d-1(b)

   [ ] Rule 13d-1(c)

   [X] Rule 13d-1(d)

                                ________________



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

CUSIP No. 66986W 10 8                                         Page 2 of 13 Pages


--------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      DOUGLAS WILLIAMS FAMILY LIMITED PARTNERSHIP

--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3


--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      GEORGIA

--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            1,679,488

      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,679,488

      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,679,488
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      7.0%

--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

--------------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

---------------------                                         ------------------
CUSIP NO. 66986W 10 8                                         Page 3 of 13 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      BRODERSEN-WILLIAMS EYE INSTITUTE, P.C.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      INDIANA

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            1,679,488

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,679,488

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,679,488
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      7.0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13G
---------------------                                         ------------------
CUSIP NO. 66986W 10 8                                         Page 4 of 13 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      DOUGLAS P. WILLIAMS, M.D.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S.A.

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            1,747,488

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,747,488

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,747,488
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      7.3%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                         ------------------
CUSIP No. 66986W 10 8                                         Page 5 of 13 Pages
---------------------                                         ------------------

Item 1(a)      Name of Issuer:

                    NovaMed Eyecare, Inc.

Item 1(b)      Address of Issuer's Principal Executive Offices:

                    980 North Michigan Avenue
                    Chicago, Illinois 60611

Item 2(a)      Name of Person Filing:

                    Douglas Williams Family Limited Partnership
                    Brodersen-Williams Eye Institute, P.C.
                    Douglas P. Williams, M.D.

Item 2(b)      Address of Principal Business Office or, if None, Residence:

                    Douglas Williams Family Limited Partnership
                    6850 Hohman Avenue
                    Hammond, Indiana 46324

                    Brodersen-Williams Eye Institute, P.C.
                    6850 Hohman Avenue
                    Hammond, Indiana 46324

                    Douglas P. Williams, M.D.
                    6850 Hohman Avenue
                    Hammond, Indiana 46324

Item 2(c)      Citizenship:

                    Douglas Williams Family Limited Partnership:  Georgia
                    Brodersen-Williams Eye Institute, P.C.:       Indiana
                    Douglas P. Williams, M.D.:                    U.S.A.

Item 2(d)      Title of Class of Securities:

                    Common Stock, par value $.01 per share

Item 2(e)      CUSIP Number:

                    66986W 10 8

-----------------                                             ------------------
CUSIP 66986W 10 8                                             Page 6 of 13 Pages
-----------------                                             ------------------

Item 3. If this Statement is Filed Pursuant to Rule 13d-1(b) or 13d-2(b) or (c), Check Whether the Person Filing is a:

                    Not Applicable.

Item 4.        Ownership:

               (a)  Amount Beneficially Owned:

                    Douglas Williams Family Limited Partnership: 1,679,488
                    Brodersen-Williams Eye Institute, P.C.:      1,679,488/(1)/
                    Douglas P. Williams, M.D.:                   1,747,488/(2)/

               (b)  Percent of Class:

                    Douglas Williams Family Limited Partnership: 7.0%
                    Brodersen-Williams Eye Institute, P.C.:      7.0%/(1)/
                    Douglas P. Williams, M.D.:                   7.3%/(2)/

               (c)  Number of shares as to which such person has:

                    Douglas Williams Family Limited Partnership:

                    (i)    sole power to vote or to direct the vote: 1,679,488

                    (ii)   shared power to vote or to direct the vote:  -0-

                    (iii) sole power to dispose or to direct the disposition of: 1,679,488

                    (iv) shared power to dispose or to direct the disposition of: -0-

---------------------                                         ------------------
CUSIP No. 66986W 10 8                                         Page 7 of 13 Pages
---------------------                                         ------------------

                    Brodersen-Williams Eye Institute, P.C.:

                    (i)    sole power to vote or to direct the vote: 1,679,488
                           /(1)/

                    (ii)   shared power to vote or to direct the vote: -0-

                    (iii) sole power to dispose or to direct the disposition of: 1,679,488/(1)/

                    (iv) shared power to dispose or to direct the disposition of: -0-

                    Douglas P. Williams, M.D.:

                    (i)    sole power to vote or to direct the vote: 1,747,488
                           /(2)/

                    (ii)   shared power to vote or to direct the vote: -0-

                    (iii) sole power to dispose or to direct the disposition of: 1,747,488/(2)/

                    (iv) shared power to dispose or to direct the disposition of: -0-

Item 5.   Ownership of Five Percent or less of a Class:

               Not Applicable.

Item 6.   Ownership of More than Five Percent on Behalf of Another Person:

               Not Applicable.



________________

/(1)/Brodersen-Williams Eye Institute, P.C. ("BWPC") is the general partner of Douglas Williams Family Partnership ("DWFP"). In such capacity, BWPC has sole voting and investment power with respect to the shares held by DWFP and, therefore, may be deemed to be the beneficial owner of the shares directly owned by DWFP.

/(2)/Dr. Williams holds 68,000 shares individually and is the President, sole
     Director and sole shareholder of BWPC. In such capacity, Dr. Williams may be deemed to be the beneficial owner of the shares directly owned by DWFP.

---------------------                                         ------------------
CUSIP No. 66986W 10 8                                         Page 8 of 13 Pages
---------------------                                         ------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

               Not Applicable.

Item 8.   Identification and Classification of Members of the Group:

               Not Applicable.

Item 9.   Notice of Dissolution of Group:

               Not Applicable.

Item 10.  Certification:

               Not Applicable.

---------------------                                         ------------------
CUSIP No. 66986W 10 8                                         Page 9 of 13 Pages
---------------------                                         ------------------

                                 SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 11, 2000


                              DOUGLAS WILLIAMS FAMILY LIMITED PARTNERSHIP


                              By:  Brodersen-Williams Eye Institute, P.C.,
                                   its General Partner


                                   By:  /s/ DOUGLAS P. WILLIAMS, M.D.
                                        -----------------------------
                                   Its: President

---------------------                                        -------------------
CUSIP No. 66986W 10 8                                        Page 10 of 13 Pages
---------------------                                        -------------------

                                 SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 11, 2000


                              BRODERSEN-WILLIAMS EYE INSTITUTE, P.C.


                              By:  /s/ DOUGLAS P. WILLIAMS, M.D.
                                   -----------------------------
                              Its: President

---------------------                                        -------------------
CUSIP No. 66986W 10 8                                        Page 11 of 13 Pages
---------------------                                        -------------------

                                 SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 11, 2000



                              /s/ DOUGLAS P. WILLIAMS, M.D.
                              -----------------------------
                              Douglas P. Williams, M.D.

---------------------                                        -------------------
CUSIP No. 66986W 10 8                                        Page 12 of 13 Pages
---------------------                                        -------------------

                                 Exhibit Index
                                 -------------

                                                            Page No.
                                                            --------

1.        Joint Filing Agreement dated February 11, 2000
          by and between Douglas Williams Family Limited
          Partnership, Brodersen-Williams Eye Institute,
          P.C., and Douglas P. Williams, M.D.                13